Exhibit 99.1

ACI Worldwide Appoints Two New Independent Directors to Board

Ariel Investments Vice Chairman Charles Bobrinskoy brings sophisticated shareholder mindset and extensive knowledge of the financial services industry

Former IDEMIA France CEO Didier Lamouche brings substantial global leadership and governance experience in technology and adjacent industries

NAPLES, FLA—October 23, 2020—ACI Worldwide (NASDAQ: ACIW), a leading global provider of real-time digital payment software and solutions, today announced the appointments of two new independent directors, Charles “Charlie” Bobrinskoy and Didier Lamouche. They join the Board as ACI strengthens its focus on delivering continuous profitable growth and significant value creation.

Mr. Bobrinskoy, vice chairman, Head of Investment Group and Portfolio Manager of Ariel Investments, LLC, an investment firm with over $13 billion in assets under management, has more than 30 years of leadership experience with public equity and global financial institutions. Prior to Ariel Investments, Mr. Bobrinskoy held positions of increasing responsibility at Citigroup, Inc. and its predecessor Salomon Brothers, leading to his appointment as managing director, Head of North American Investment Bank Branches.

Mr. Lamouche, former president and CEO of Oberthur Technologies Group SAS (now IDEMIA France), has more than 35 years of global operational and sales management experience in the technology and adjacent industries, including semiconductors, information technology services, telecommunications and cybersecurity. He has previously worked for ST-Microelectronics and Bull SA, and spent the majority of his early career with IBM.

“We are delighted to add two highly accomplished and knowledgeable directors following a thorough search process that included input from an independent search firm,” said David A. Poe, chairman, ACI Worldwide. “Charlie and Didier each bring skills, experiences and insights that will strengthen our position as the payments provider of choice leading digital transformation globally. A recognized thought leader in the financial services space, Charlie offers a sophisticated shareholder mindset as well as a valuable perspective on financial strategies and corporate governance. Didier brings to ACI significant operating experience in international growth markets in various technology and adjacent sectors. He also has a proven record of strategically repositioning and transforming organizations for substantial and accelerated growth. They join a board that possesses deep expertise from companies of varying sizes and industries, including several directors who are current or former CEOs. The Board welcomes them both and looks forward to benefiting from their global perspectives and financial, operating and governance expertise.”

“Since I joined the company in the first quarter, we have made significant progress in developing and implementing our three-pillar strategy to better position the Company for continuous profitable growth,” added Odilon Almeida, president and CEO, ACI Worldwide. “The additions of Didier and Charlie to our Board further cement our commitment across our organization to continue building on our strong foundation, executing on our strategic priorities and driving sustainable, long-term value for customers, partners, and shareholders alike.”

About Charlie Bobrinskoy

“ACI Worldwide is an industry leader with an unmatched portfolio of digital payments solutions, and I am pleased to join this group of innovators to build on the Company’s unique value proposition and accelerate growth opportunities for both the medium and long-term,” Mr. Bobrinskoy said.

Mr. Bobrinskoy is vice chairman, Head of Investment Group and Portfolio Manager, and a member of the Board of Directors, at Ariel Investments, a Chicago-based global financial institution with over $13 billion in assets under management. Prior to joining Ariel in 2004, Mr. Bobrinskoy spent 21 years as an investment banker at Salomon Brothers (now Citigroup), where he held various leadership positions of increasing responsibility including managing director and head of North American Investment Banking Branch Offices. During his time there, Mr. Bobrinskoy developed a reputation as a premier client relationship manager in the investment banking world and handled many of the bank’s marquee accounts, including McDonald’s and Abbott Laboratories. Mr. Bobrinskoy previously served on the board of InnerWorkings, Inc. (NASDAQ: INWK), a $1.2 billion global marketing execution firm, where he also chaired the Audit Committee. In addition to his public board experience, since 2019, Mr. Bobrinskoy has been on the board of privately-held State Farm Mutual Automobile Insurance Company, one of the United States’ largest auto and home insurers with over $150 billion in total assets.

Mr. Bobrinskoy received his M.B.A. from The University of Chicago and his bachelor’s degree in economics from Duke University.

About Didier Lamouche

“I am thrilled to join the Board of ACI during this important chapter of the Company’s transformation, and look forward to supporting my fellow Board members, along with the executive team and entire organization, to reinforce the Company’s leadership position in this exciting and evolving market,” Mr. Lamouche said.

Mr. Lamouche most recently served as president and CEO of Oberthur Technologies from 2013 until his 2018 retirement, where he played a major role in transforming the global financial payments industry by helping define the technologies behind the transition to digital payments and establishing new security standards for credit and debit cards. In 2017, he led the acquisition of Morpho, a transaction that established the new company, IDEMIA, as a global leader in digital identity and security. During his tenure at IDEMIA, the company’s revenues expanded by 2.5x to nearly $3.0 billion and EBITDA increased by 3.5x. Prior to his time at IDEMIA, Mr. Lamouche served as COO of ST-Microelectronics, and led ST-Ericsson, a joint venture with Ericsson focused on developing and selling semiconductor system software to the smartphone industry. His executive experience in transforming organizations and yielding profitable growth extends to his time at Bull Société Anonyme, a publicly-traded $1 billion-plus information technology and services company, and IBM, where he established and led a joint venture between the company and Siemens, Altis Semiconductor, to usher massive growth in the European cellular phone and computer manufacturing industries. He currently serves on the board of ASM International, Quadient, and Adecco Group.

Mr. Lamouche received his doctorate in semiconductor technologies as well as his bachelor’s degree in engineering from École Centrale de Lyon.

About ACI Worldwide

ACI Worldwide powers digital payments for more than 6,000 organizations around the world. More than 1,000 of the largest financial institutions and intermediaries, as well as thousands of global merchants, rely on ACI to execute $14 trillion each day in payments and securities. In addition, myriad organizations utilize our bill presentment and payment services. Through our comprehensive suite of software solutions delivered on customers’ premises, through the public cloud or through ACI’s private cloud, we provide real-time payment capabilities and enable the industry’s most complete omni-channel payments experience.

© Copyright ACI Worldwide, Inc. 2020

ACI, ACI Worldwide, ACI Payments, Inc., ACI Pay, Speedpay and all ACI product/solution names are trademarks or registered trademarks of ACI Worldwide, Inc., or one of its subsidiaries, in the United States, other countries or both. Other parties’ trademarks referenced are the property of their respective owners.

Contact

Dan Ring

dan.ring@aciworldwide.com

781-370-3600